As filed with the U.S. Securities and Exchange Commission on February 20, 2013

Registration No. 333-184073

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ITC HOLDINGS CORP

(Exact name of registrant as specified in its charter)

Michigan	4911	32-0058047
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

27175 Energy Way

Novi, Michigan 48377

(248) 946-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel J. Oginsky, Esq.

Senior Vice President and General Counsel

ITC Holdings Corp.

27175 Energy Way

Novi, Michigan 48377

(248) 946-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Andrew Smith, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Daniel T. Falstad, Esq. Deputy General Counsel and Secretary Entergy Corporation 639 Loyola Avenue New Orleans, Louisiana 70113 (504) 576-2095	Pankaj K. Sinha, Esq. Michael P. Rogan, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, NW Washington, DC 20005 (202) 371-7000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and the date on which all other conditions to the merger described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the ITC Holdings Corp. Registration Statement on Form S-4 (Registration No. 333-184073) originally filed with the Securities and Exchange Commission on September 25, 2012, as amended by Amendment No. 1, filed December 4, 2012, and Amendment No. 2, filed January 29, 2013, is being filed for the sole purpose of re-filing Exhibit 5.1, Exhibit 8.1 and Exhibit 8.2 (and the related consents included therein) and updating the Exhibit Index accordingly. This Amendment No. 3 does not relate to the contents of the proxy statement/prospectus that forms a part of the Registration Statement and, accordingly, the proxy statement/prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

As permitted by the Michigan Business Corporation Act, or MBCA, the amended and restated articles of incorporation of the undersigned registrant generally limit the personal liability of its directors to the undersigned registrant and its shareholders for breach of their fiduciary duty. The articles of incorporation, however, do not eliminate or limit the liability of a director for any of the following: (1) the amount of a financial benefit received by a director to which he or she is not entitled; (2) intentional infliction of harm on the undersigned registrant or its shareholders; (3) a violation of the MBCA provision relating to unlawful distributions or loans; and (4) an intentional criminal act.

Sections 561 through 571 of the MBCA authorize indemnification of directors and officers of Michigan corporations. The undersigned registrant’s articles of incorporation and bylaws require the undersigned registrant to indemnify directors and officers to the fullest extent permitted by the MBCA. Specifically, the undersigned registrant’s bylaws require it to indemnify directors and officers against expenses (including actual and reasonable attorneys’ fees), judgments (other than in an action by or in the right of the undersigned registrant), penalties, fines, excise taxes and settlements actually and reasonably incurred in connection with any threatened, pending or completed action or proceeding brought against a director or officer by reason of the fact that the person is or was a director or officer of the undersigned registrant or, while serving as a director or officer, is or was serving at the request of the undersigned registrant as a director, officer, member, partner, trustee, employee, fiduciary or agent of another enterprise to the maximum extent permitted by the MBCA. The bylaws further require the undersigned registrant to indemnify officers and directors whose defense on the merits or otherwise has been successful.

Although the undersigned registrant’s bylaws require indemnification in the situations described above, each request by an officer or director for indemnification (except where the officer’s or director’s defense has been successful) must be individually authorized upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct provided in the MBCA. The determination may be made in any one of the following ways: (1) by a majority of a quorum of the board consisting of directors who are not parties or threatened to be made parties to the action, suit or proceeding; (2) if the quorum in (1) is not obtainable, then by majority vote of a committee of at least two directors who are not at the time parties or threatened to be made parties to the action, suit or proceeding; (3) by independent legal counsel in a written opinion; (4) the undersigned registrant’s shareholders, other than directors, officers, employees or agents who are parties or threatened to be made parties; or (5) by all directors meeting the MBCA definition of “independent director” who are not parties or threatened to be made parties to the action, suit or proceeding. However, because the undersigned registrant’s articles of incorporation contain a provision limiting monetary liability of directors, the undersigned registrant may indemnify a director without a determination that the applicable standard of conduct has been met unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the undersigned registrant or its shareholders, violated the MBCA provision relating to unlawful distributions or loans or intentionally violated criminal law. The authorization of payment may be made in any one of the following ways: (1) if there are two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, by a majority of all such directors or by majority vote of a committee of at least two such directors; (2) by a majority vote of any directors of the undersigned registrant meeting the MBCA definition of “independent director” who are not parties or threatened to be made parties to the action, suit or proceeding; (3) if there are no “independent directors” and fewer than two directors who are not parties or threatened to be made parties to the action, suit or proceeding, by majority vote of the board of directors; or (4) the undersigned registrant’s shareholders, other than directors, officers, employees or agents who are parties or threatened to be made parties. The bylaws also provide that indemnification is a contractual right between the undersigned registrant and the officer or director, who may not be adversely affected by a repeal of the indemnification provisions of the undersigned registrant’s bylaws.

Section 567 of the MBCA and the undersigned registrant’s bylaws authorize the undersigned registrant to purchase and maintain insurance from a third party insurer on behalf of a person who is or was a director, officer, employee or agent of the undersigned registrant or who is or was serving at the request of the undersigned registrant as a director, officer, partner, trustee, employee or agent of another enterprise, whether or not the undersigned registrant would have the power to indemnify him or her under the bylaws or the laws of the State of Michigan. The undersigned registrant maintains a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses from certain wrongful acts in their capacities as directors and officers and provides that the insurer will pay on behalf of the undersigned registrant for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions, none of which applies to offerings under this registration statement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (“Securities Act”) may be permitted to officers and directors pursuant to the foregoing provisions, the undersigned registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statements Schedules

(a) See Exhibit Index attached hereto and incorporated herein by reference.

(b) Not applicable.

(c) Not applicable.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Novi, Michigan, on the 20th day of February, 2013.

ITC HOLDINGS CORP.

By:	/s/ Joseph L. Welch
	Name:	Joseph L. Welch
	Title:	Chairman of the Board, President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 3 to the Registration Statement has been signed on the 20th day of February, 2013, by the following persons in the capacities indicated below:

Signature	Title

/s/ Joseph L. Welch Joseph L. Welch	Chairman of the Board, President and Chief Executive Officer (principal executive officer)

* Cameron M. Bready	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)

*	Director
Christopher H. Franklin

*	Director
Edward G. Jepsen

*	Director
William J. Museler

*	Director
Hazel R. O’Leary

*	Director
M. Michael Rounds

*	Director
Thomas G. Stephens

*	Director
G. Bennett Stewart, III

*	Director
Lee C. Stewart

*	Director
J.C. Watts, Jr.

*By:	/s/ Joseph L. Welch
	Name:	Joseph L. Welch
	Title:	Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

2.1	Merger Agreement, dated as of December 4, 2011, among Entergy Corporation, Mid South TransCo LLC, ITC Holdings Corp. and ITC Midsouth LLC (formerly known as Ibis Transaction Subsidiary LLC) (included in Annex A to the proxy statement/prospectus which is part of this Registration Statement).*†

2.2	Separation Agreement, dated as of December 4, 2011, among Entergy Corporation, ITC Holdings Corp., Mid South TransCo LLC, Entergy Arkansas, Inc., Entergy Gulf States Louisiana, L.L.C., Entergy Louisiana, LLC, Entergy Mississippi, Inc., Entergy New Orleans, Inc., Entergy Texas, Inc. and Entergy Services, Inc. (included in Annex B to the proxy statement/prospectus which is part of this Registration Statement).*†

2.3	Amendment No. 1 to the Merger Agreement, dated as of September 21, 2012, among Entergy Corporation, Mid South TransCo LLC, ITC Holdings Corp. and ITC Midsouth LLC (formerly known as Ibis Transaction Subsidiary LLC) (included in Annex A to the proxy statement/prospectus which is part of this Registration Statement).*†

2.4	Amendment No. 1 to the Separation Agreement, dated as of September 24, 2012, among Entergy Corporation, ITC Holdings Corp., Mid South TransCo LLC, Entergy Arkansas, Inc., Entergy Gulf States Louisiana, L.L.C., Entergy Louisiana, LLC, Entergy Mississippi, Inc., Entergy New Orleans, Inc., Entergy Texas, Inc. and Entergy Services, Inc. (included in Annex B to the proxy statement/prospectus which is part of this Registration Statement).*†

2.5	Amendment No. 2 to the Merger Agreement, dated as of January 28, 2013, among Entergy Corporation, Mid South TransCo LLC, ITC Holdings Corp. and ITC Midsouth LLC (formerly known as Ibis Transaction Subsidiary LLC) (included in Annex A to the proxy statement/prospectus which is part of this Registration Statement).*

3.1	Form of Certificate of Amendment to the Articles of Incorporation of ITC Holdings Corp.*

5.1	Opinion of Dykema Gossett PLLC as to the shares of common stock issued by ITC Holdings Corp.

8.1	Opinion of Simpson Thacher & Bartlett LLP as to certain tax matters.

8.2	Opinion of Cooley LLP as to certain tax matters.

10.1	Employee Matters Agreement, dated as of December 4, 2011, by and among Entergy Corporation, Mid South TransCo LLC and ITC Holdings Corp. (included in Annex C to the proxy statement/prospectus which is part of this Registration Statement).*

10.2	Form of Generator Interconnection Agreement.*

10.3	Form of Distribution-Transmission Interconnection Agreement.*

10.4	Form of Exchange Trust Agreement.*

10.5	Form of Registration Rights Agreement.*

21.1	Subsidiaries of ITC Holdings Corp.*

23.1	Consent of Simpson Thacher & Bartlett (included in Exhibit 8.1).

23.2	Consent of Dykema Gossett PLLC (included in Exhibit 5.1).

23.3	Consent of Cooley LLP (included in Exhibit 8.2).

Exhibit Number	Description

23.4	Consent of Deloitte & Touche LLP relating to the audited financial statements of ITC Holdings Corp.*

23.5	Consent of Deloitte & Touche LLP relating to the audited financial statements of the Transmission Business of Entergy Corporation and Subsidiaries.*

24.1	Power of Attorney*

99.1	Form of proxy card for the special meeting of shareholders of ITC Holdings Corp.*

99.2	Opinion of J.P. Morgan Securities LLC (attached as Annex D to the proxy statement/prospectus which is a part of this Registration Statement).*

99.3	Opinion of Barclays Capital Inc. (attached as Annex E to the proxy statement/prospectus which is a part of this Registration Statement).*

99.4	Consent of J.P. Morgan Securities LLC.*

99.5	Consent of Barclays Capital Inc.*

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish the omitted schedules to the Securities and Exchange Commission upon request by the Commission.

*	Previously Filed.